UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 10, 2010

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 15, 2010.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 25, 26, 28, 29, 30, 32, 35, 36, 37, 38, 39, 40, 41, 42, 44, 45, 46, 47. 48, 49, 50 and 51 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MARCH 3, 2010

1. Could you discuss the outlook for growth in global trade over the next 5 years? What are some of the more important factors which will determine growth trends? (Perhaps including containerization, shifts in consumption trends between different economies, obviously the economic recovery, others?) Can you share your forecasts?

We’re reminded of Paul Valery, the French polymath, who once observed: “The trouble with our time is that the future is not what it used to be.” The caveat that we always like to emphasize in response to these kinds of questions is that we are not economists (we’ll leave you to judge the merits of that statement). We’re in the international logistics business, therefore, by definition, any musings about future events are not only unsophisticated…they might be wrong. In fact, to some degree, we know that they will be wrong. We’re just not sure to what degree they will be wrong. We tend to think forecasts, particularly forecasts made absent the filter that comes from experiential intuition, can be terribly dangerous things to bet on if you’re risking anything of considerable value. We’re much more like Daedalus than Icarus (of Greek myth). We believe that the safest way to incorporate forecasts into business strategy, providing of course that you might actually agree with one in the first place, is to never fly higher than you would be willing to fall. Our former, now retired, CIO has been a pilot officially since he was legally able to become one. He used to often say that the definition of a successful landing is any landing that you can walk away from. We think that you can substitute “forecast” for “landing” in that statement and be just as well served. If this were a medical analogy, we’d have to say that we subscribe to the Hippocratic Oath of Forecasts…“First Do No Harm!”

With respect to future prospects, our focus is, and always has been, much more concerned with our ability to attack specific opportunities where we are confident that our experience and our expertise will bring future benefits—through our own efforts. This would be in contrast to embracing a forecast that promises generic windfalls which might come our way with expanding global trade. Taking market share has always been more important to us than benefiting from overall market growth. Don’t get us wrong, we obviously prefer a vibrant, growing international economy. That said, Expeditors, from a corporate perspective, constantly evaluates potential more from a “what aren’t we doing now that we could do” standpoint than from a “how much opportunity will be afforded us by a growing market” perspective.

We think that future economic growth is predicated on two primary factors: stability and confidence…and yes we realize that is a “what came first: the chicken or the egg” observation. We can agree, however, that it is unusual to have one without the other. At this time, there is not a tremendous amount of either…albeit there are vast amounts of time, and money—most of it borrowed, being spent attempting to create both, or at least the illusion of both. As the saying goes, “One should never confuse motion for progress.” We believe that the developing economies will recover first, because they have the competitive labor and manufacturing advantages. We think that having multi-dimensional capabilities in these economies will create new opportunities. We don’t believe that everyone should look for a “flash” recovery. One of our shareholders describes his graphical view of what has happened, and what will happen in the global economy, as “the Nike Swoosh” effect. His terminology references the similarity between the famous Nike logo and the pattern he sees in the graph of economic activity since September of 2008 to date, and what he, and those who think like him, postulate about what the outlook will be for the next several years, i.e. a very sharp decline in 2008 followed by a long and gentle upward slope for several (as in 3 to 4) years, to get back to 2008 pre-crash levels. We tend to agree with him.

We think that with every global slowdown and subsequent recovery (and we’ve experienced a few of these by now) there are changes wrought in the underlying structure of the global economy. Some countries emerge stronger, some weaker just as industries that form the major manufacturing core of these countries are altered by the economic turn of events. The key to surviving is being able to match global capabilities with global opportunities. So far, we think we’ve done well positioning ourselves and have typically come out of these economic slowdowns more resilient and more efficient than we were when we went in. We think part of this has been our willingness to see things as they are and adapt to reality, rather than take actions based on conventional wisdom and then make excuses afterwards, or, as some have done in the converse, take credit for positive outcomes when in reality the underlying events were beyond their control.

2. You mention gaining market share – can you discuss how you measure market share, what you believe your current share to be, and quantify the growth over the past few years? Are you gaining share by growing your customer base, growing your share of spending by existing customers, or both, and can you quantify these?

Estimating market share is very difficult in our business, and can be a very subjective exercise. It is very challenging to accurately determine what the total number of customers or volumes of trade are in a specific market and at a specific point in time. Assumptions have to be made and compromises agreed upon. Measuring market share “gains” is quite another matter. As long as you are consistently measuring how many more customers (and underlying business volume) you are gaining than you are losing, you have a relative feel for whether or not you are gaining market share. On the one hand, it really isn’t important how much you have…what is really most important is to verify that you are growing and moving forward. We employ some fairly routine ways of doing this. For instance, in the U.S. air export markets, it looks to us as though we have increased our market share one percentage point over last year. That is based purely on the relative change in U.S. air export tonnage compared with Expeditors’ U.S. air export tonnage. The U.S. air export tonnage amounts are available from several sources. As long as we use those sources consistently and roll up our airfreight tonnage statistics consistently, for our purposes, we think these indicators are fairly reliable. Even then, to us, the increase in air export tonnage is much more interesting than is the relative market share figure. Our market share is very small. Because of that, we feel that there is such a great deal of potential to take market share, regardless if the market is growing or not.

In response to the last part of your question, we are growing our market share the same way that we have always grown, both by expanding our customer base and through expanding our business with existing customers.

3. Where do you see your greatest opportunity over the next 5 years – in your air freight, ocean freight, or customs brokerage business – and why?

We see our greatest opportunity in being able to offer superior services in all three of these products, and the other valued added services that we offer. Being able to offer a complete suite of supply chain services from a common, consistent platform deployed globally is important to our customers.

Air and ocean freight are the “blocking and tackling” of international supply chain management. Without the ability to actually do these, there is no reason to do anything else. The ability to perform well in these two products always has been, and always will be, critical to our mission of setting the standard of excellence in global logistics. As supply chains become increasingly sophisticated and complex, the ability to consistently move assets around the globe will always be critically important. We think that the key differentiator will be, however, the ability to do so in a manner that adds additional value through providing our customers with transparency and process options that enhance the value of their supply chains.

Customs brokerage is one of the products that is a necessary part to moving goods around the globe. We are not able to offer this service globally in all markets because of legal restrictions in some cases and market conditions in others. Where we can’t actually perform customs brokerage services, we try to assist our customers by providing visibility to the work performed on their behalf by their own customs brokers so that there are at least seamless information flows and reliable visibility. The customs brokerage capabilities where we are able to perform these services…and the indispensable information and event management capabilities offer our customers a real-time window into where their assets in transit are.

We believe that moving information is as important as moving assets. We also think that, by far, the optimal situation for our customers is being able to move both in a coordinated manner. The ability to merge technological solutions with reliable “boots on the ground” handling is the core deliverable in any supply chain function. There are various and sundry value-added products that enhance these capabilities, but they can only be deployed when the core deliverables can be relied upon.

4. In terms of geography, where do you see your greatest opportunity over the next 5 years, and why?

Expanding our network wherever our customers need us is a priority. Matching what the customer’s needs are with the services we can offer is what will drive our opportunities. It may be that there are opportunities in some markets where the upside potential is outweighed by risks associated with being in that market. That said, controlled expansion in key markets in Asia and the Indian sub-continent will certainly offer opportunities, as will the expansion of our presence in key market verticals such as retail and healthcare. Maintaining our position on the Asia to North America lanes and expanding our position on the Asia to Europe lanes will, of course, be important to us. We think that a lot of opportunity still exists on these lanes as well.

5. Could you please explain what drove the relatively wide difference between the year-over-year airfreight tonnage growth and the year-over-year ocean freight container count decline in the fourth quarter?

Space and urgency. The dynamics that affected both the ocean freight markets and the airfreight markets were somewhat different. This is primarily due to the nature of two modes of transportation. The commodities that move by airfreight are typically high-value and time definite. Those that move by ocean freight are not typically as time sensitive and are of a relatively lower value.

In both the ocean and airfreight markets, air and ocean carriers had removed unprecedented numbers of planes and ships from the market during the first seven months of 2009. By some counts, there remain well over 500 and possibly closer to 600 ocean vessels still “off-line.” Airplanes were parked in record numbers and dedicated cargo freighters, in particular, were grounded as freight levels plummeted. Even Lufthansa parked nearly 35% of their dedicated cargo freighters. This cut- back in capacity by both ocean and air carriers created a market scenario that caused rates to increase, despite volumes being at lower levels than those levels experienced in the prior year.

As the 2009 holiday season approached, ocean space maxed out, as did airfreight. Some aircraft were placed back into service and a very robust charter market emerged. We have been told by several national retailers that because of the trauma in the markets back in the first half of 2009, when orders for the peak holiday shopping season were made, there was a general tendency to under order. This was reinforced by the amount of inventory everyone had left on hand last year when the opposite occurred, that is rampant optimism, in early 2008, created a situation where buyers over-ordered. When the 2009 peak shopping season came and demand seemed to be stronger than anticipated, more goods were ordered and, given the timing involved, those items defaulted to airfreight where space could be obtained. We should also keep in mind that the average 747-400 dedicated cargo aircraft can hold the equivalent of eight or nine FEU (40 foot equivalent unit) containers. Where freight can be easily switched from ocean to air, it does not take too much converted ocean freight to create quite a stir in the airfreight market. As an example just based on our own 2009 experience, year-over-year ocean freight volumes (measured by container counts) here at Expeditors were up 4% in December while airfreight volumes (measured in kilograms) were up 36%. The amount of the comparable airfreight over ocean differential, while quite material to airfreight, if converted back to ocean freight, would not have nearly the impact on ocean freight as it did on airfreight. According to the way we calculate this differential, if airfreight, like ocean freight, had been up 4% and the rest of that freight that made up the 36% increase in year-over-year airfreight tonnage instead had moved by ocean, our ocean container count would have been up approximately 12% instead of 4%. If you were to look at this incremental analysis from an airfreight perspective, that same incremental freight took, on average, 140 dedicated 737-400 freighters to move. From an ocean freight perspective, that would have taken approximately 1,260 containers, which is anywhere from 1/3 to 1/4 the average container ship capacity these days. This is obviously hypothetical and some heuristic assumptions went into our calculation. However, we think that the heuristics were sufficient to show that there is only a small amount of ocean freight that can be absorbed into the airfreight markets without reeking a great deal of havoc in the supply vs. demand situation. We’re only talking here about our own freight and we have a very small share of the overall market.

6. Could you also please explain in general the different fundamental drivers of your airfreight tonnage and ocean freight container count?

Basically the drivers for airfreight tonnage or ocean freight container counts are ultimately a function of who is buying things from our customers. The part that we can control is how many customers we have. Obviously, the more customers we have, the more freight will be shipped. We’re not sure what more we can say about this than we have already said. How much capacity available in the market impacts pricing. How much freight is in the market depends on external factors we can’t control. How many customers we have depends on us. In a retracting market, obviously our goal is to get as much business as we can to attempt to grow market share faster than the market is contracting. We also need to make certain that we don’t weaken ourselves by making short-term and short-sighted decisions in an attempt to solve long-term problems.

7. Please discuss Expeditors U.S. domestic activities. Does this include truck brokerage? Is management still interested in growing that operation?

Our domestic consolidation service (DCS) focuses on the time definite market. We do not offer truck brokerage services and that is not a market that we are particularly interested in pursuing. When we started our DCS product with its focus on time definite domestic service, we did so to exploit and leverage the synergies that existed with our time definite on-forwarding and “moves to gateway” for the considerable volumes of international freight that we already handled.

Our DCS product has been tremendously successful both commercially and culturally. When we initiated this product, there were many who informed us that we would have to establish a separate company because international and domestic freight operations, being two different businesses, could not operate in an integrated branch structure. After six years, our DCS operations have been very successfully deployed in the majority of our U.S. offices and in selected markets overseas. Most important to us, it has been deployed as a product within our branch structure, just like any of the other products we offer to our customers.

8. How does Expeditors plan to put the $925 million in cash and equivalents to work? Would Expeditors consider getting more aggressive with its share repurchases at current valuations?

Of the challenges we’ve faced this year, we consider this one to be the most pleasant. We do buyback stock as stock options are exercised. We also, from time to time, engage in stock buybacks when we think that the short-term valuation disconnect is greater than the benefit for holding the cash. After investing in our business, we believe in paying dividends…and will continue to do that. Following that, we engage in stock buybacks. In 2009, we invested $39.7 million in our business in the form of capital expenditures and a land lease acquisition; we made $84.5 million in stock repurchases and still paid out $80.6 million in dividends. To be clear, we did take in $46.9 million as proceeds of stock options, which we turned around and used, as part of the $84.5 million for stock repurchases. When you net this all out, in a year that was the toughest year we’ve ever had, we utilized $158.6 of $330.8 million of total cash generated by operations by either a direct investment in the business, paying dividends, or buying back stock. We think that is a pretty well-balanced approach.

9. What were legal and related costs in fourth quarter 2009? Is that absolute Other Expense level around $20M sustainable?

We spent less than $1 million on legal and related costs during the fourth quarter. That figure is expected to go up in the first and second quarter as we formally respond to the European Commission Statement of Objections. However, we don’t expect this amount to double.

We would hope that the $20 million for general expenses is sustainable. Other expenses are an amalgamation of various expenses ranging from telephone communications, computer data line communications, repairs and maintenance, computer supplies, warehouse expenses (consumables), legal and accounting expenses, bad debt expense, general insurance, dues and memberships, and of course a “general expense” which is kind of a miscellaneous catch all. Those categories are generally very manageable, however, on occasion, any one of those categories can spike for some reason or another relative to the prior year or quarter. Our managers have done a great job controlling these costs. For instance, bad debt expense was down $1 million dollars from the amount of bad debt expense recorded in the fourth quarter of 2008. In this economy, could that bad debt number change? Sure, we could have a big bad debt that we don’t currently know about. However, even if that were to happen, a “one off” bad debt hit wouldn’t necessarily mean we’d have any kind of a strategy change in how we view the cost management objectives surrounding the components of “Other Expense.”

10. What was the FTE headcount for the third quarter 2009 and fourth quarter of 2009?

September 30, 2008 vs. 2009	30-Sep-08	30-Sep-09	Diff.
North America	4,452	4,086	(366)
Asia	3,600	3,363	(237)
Europe and Africa	2,030	1,942	(88)
Middle East	1,079	1,095	16
South America	628	565	(63)
Australasia	216	224	8
Information Systems	583	594	11
Corporate	184	193	9
Total	12,772	12,062	(710)

December 31, 2008 vs. 2009	31-Dec-08	31-Dec-09	Diff
North America	4,387	4,120	(267)
Asia	3,520	3,373	(147)
Europe and Africa	2,026	1,917	(109)
Middle East	1,080	1,098	18
South America	619	560	(59)
Australasia	218	229	11
Information Systems	579	572	(7)
Corporate	187	187	—
Total	12,616	12,056	(560)

September 30 vs. December 31, 2009	30-Sep-09	31-Dec-09	Diff
North America	4,086	4,120	34
Asia	3,363	3,373	10
Europe and Africa	1,942	1,917	(25)
Middle East	1,095	1,098	3
South America	565	560	(5)
Australasia	224	229	5
Information Systems	594	572	(22)
Corporate	193	187	(6)
Total	12,062	12,056	(6)

11. Expeditors cost structure has proved much less variable than in past cycles, should we also expect relatively more operating leverage as volumes return as well?

Given that we did not resort to layoffs, we believe that we have the flexibility to increase business without having to increase costs commensurately. In fact, we think we saw that during the fourth quarter. There are other factors that come into play here, such as unitary profitability. The combination of current year pricing dynamics and the drastic drop in freight volumes for the first three quarters of the year 2009, at least as compared with 2008, created an environment where unitary profitability was higher during the first part of the year and lower the last part of the year (as compared with 2008). When unitary profitability was highest (through July 2009), volumes were lowest. When unitary profitability was lowest (during the last half of 2009), volumes were highest.

We would also point out that operating income as a percentage of net revenue was approximately the same in the fourth quarter of 2009 (29.8%) as we recorded during the fourth quarter of 2008 (29.6%)…and salaries as a percentage of net revenue were nearly in line with historical averages. We’d rather not focus on the potential of future operating leverage. We’d certainly take it if it shows up, but for right now, we’re focusing our efforts on trying to find more freight.

12. Please discuss your Air, Ocean and Customs Brokerage Gross Yields for the fourth quarter 2009.

Typically airfreight yields narrow during the fourth quarter, and this year, 2009, was no exception. The movement of airfreight yields throughout the year showed typical, albeit distorted, trends. The first quarter typically has the greatest yields and the fourth quarter has the lowest. Yields in ocean freight are usually a little more stable, but this year there was a marked reduction beyond what we would normally have expected in the fourth quarter which reflected the carrier-imposed capacity shortage with rates increasing faster than we could pass them on to customers.

As we’ve noted before, a long protracted discussion on customs brokerage yields is kind of pointless given the large fee-based component.

13. Did expectations regarding inventory restocking change over the past few months of 2009? Has this differed for more consumer-oriented customers versus more industrial ones?

It is difficult to point out a trend. We have been told that some retailers have been comparing the costs of “stock-outs” against the incrementally increased price for airfreight, and have been making assessments as to how that should or could impact their airfreight/ocean freight mix strategies. We’re also told that given the timing of the order cycles, there was so much uncertainty in place at the time that retailers projected their 2009 holiday orders, that there was a natural tendency to under order with the expectation that, if demand proved better than expected, the residual differences could be filled by airfreight according to profitability potential. We think that explains, at least in some degree, the jump in year-over-year airfreight demand compared with ocean freight demand we saw in the month of December 2009. While the economics of pricing during the peak season was heavily influenced by carrier asset management strategies, the year-over-year tonnage and container count comparisons show stronger fourth quarter airfreight tonnage growth than we saw in ocean freight container counts.

We would also point out one other observation, and that is the notion that, at the end of the day, all things are consumer-oriented, be it end user, or part of the production cycle. The inventory restocking we saw looked more consumer-oriented, as opposed to industrial.

14. Which geographies or trade lanes seem to be growing the strongest (or shrinking the least) and which are shrinking the most currently?

Asia to Latin America has done well, Intra-Asia has bright spots and Asia to Europe has been strong intermittently. U.S. exports have done very well, particularly to Asia and Europe.

15. During the fourth quarter did Expeditors larger, more visible accounts show more unwillingness to accept rising rates than did smaller accounts?

Given the status of the economy, the resistance to raising rates was (and is) not limited to just the larger accounts. Some of the larger accounts, however, particularly those with critical time sensitive products, continue to be very receptive to market pricing as long as they are convinced they are getting a fair and representative market price...meaning that they don’t readily accept rate increases. There was still push-back as everyone wanted to make sure that they were paying a reasonable rate. At the end of the day, however, those who understood the dynamics of peak season markets, such as we had during the fourth quarter, strange and unexpected as it was, knew there is just so much that can be done to try to hold on to non-market pricing when requiring priority service. Certainly our customers always have alternatives, and certainly that always plays into the calculus of how they manage through these kinds of times. When part of the potential value of a product is contingent on those products being in place and ready to be sold or delivered to an end customer at a specific time and at a specific place, re-directing inventory moving through the supply chain to preserve “out of market” pricing may not always be the best strategy. The extra cost of paying market pricing typically offsets the loss of revenue from a lost sale.

16. I noticed that on the balance sheet your non-controlling interest is declining. Is this intended to go to 0?

“Non-controlling interest” basically is the more updated term for the balance sheet item formerly known as “minority interest.” The FASB has re-defined the concept somewhat and required it to be shown as part of the equity section on the balance sheet as opposed to what we would call the “tweener treatment” that was formerly done (i.e. is it a liability or is it equity?). It is intended to be a better description. It represents the amount of “non-controlling” equity that our very few minority joint venture partners own in the entities we consolidate in our financial statements. Today, we can count these on one hand.

If this line item does go to zero, it will be because we have purchased back all or some part of the remaining interests from our joint venture partners. In fact, the primary reason “non-controlling interest” has declined is due to our acquisition of the remaining interest in our joint venture in China. As of the beginning of 2009, we owned 100% of our operations in China. The alternative is that the equity in these ventures (theirs and ours) has dropped to zero…something that we don’t really want to see happen, as it would imply that we would be losing money.

17. In recent years salaries and related costs have been fairly stable as a percentage of net revenues. This is not surprising as you have stated before that your compensation programs make percentages of branch net revenues available for distribution to employees. In the last two quarters there seems to have been a disconnect between the two as salaries went from a 2006 to 2008 level of approximately 54-55% of net revenues to 55.6% in the first quarter of 2009 and 57.4% in the second. I assume this is due to a certain amount of fixed costs (i.e. base salaries), but can you provide more color on the breakdown of this expense and how to think about the level of such expense when growth in net revenues resumes?

There is no real disconnect in a mathematical sense. The disconnect, to the extent that it exists, is that net revenue growth is down year-over-year and compensation expense (including a reduction in incentive bonuses based on a reduction in operating profit) is not down commensurate with net revenue reductions. During the 2009 fourth quarter, net revenues were down 8% while salaries were down 7%. Of particular note, however, is that while operating income was down 8%, bonus compensation was down by a similar amount.

As we have mentioned many times, we did not pursue a strategy of layoffs. This is because we think that the long-term interests of the company are best suited by keeping good people employed during short-term downturns. It’s one thing to say our people are our most important assets, it’s another to prove they are our most important assets by putting our money where our mouth was (and is) and treating them that way. While 2009 was a tough year, we think that the peak season that developed in the fourth quarter was a vindication of why executing layoffs would have been a bad idea. We still think that our strategy to date is what serves the best long-term interests of our shareholders, our employees and our customers, and by definition our company in general.

18. Could you tell me your views on how quickly freight forwarders might gain share in the container shipping market vs. exporters dealing directly with the steamship lines? Can we go from the current ~35% share to say 70%? Do you have a view on roughly how long that might take? Is this going to be a 5 year process, 10 year or 20 year? Are we seeing more exporters investigating the freight forwarding option in the current climate?

When viewing the ocean freight markets, it is important to do so with a full understanding of the various market dynamics that apply. Most steamship lines prefer to have a direct relationship with the large volume shippers. They create their marketing strategies to reinforce this philosophy. Most of the high volume shippers, in turn, prefer to concentrate their considerable buying power across a few direct ocean carriers in order to leverage that volume to obtain overall lower rates. Suffice it to say that of the 65% or so of the market you say goes direct (your number, not ours), a very large portion (we’re not actually sure how much) of that amount would never switch from a shipper carrier direct relationship. The parts of the large volume shippers’ business where we do see opportunity primarily relates to smaller lanes where they require a more “on the ground” presence than the ports where they have higher volumes. From a scale standpoint, there is still enough freight in these locations that it’s attractive for us to provide our services. The small and intermediate volume shippers, who typically need more of the value-added supply chain offerings that we provide as an adjunct to our core services, are the part of that market where we have had the most success.

As for a quantum shift in shippers supporting NVO’s like Expeditors compared with those having their own contracts, we don’t see that happening with the large volume accounts. It is possible that over time, there will be opportunities with some of the smaller volume shippers—some of whom currently rely on their own contracts with the steamship lines. They could be in a position to make a change if the carriers continue to cut back on many of the ancillary services that we provide.

19. Are there any specific changes in your competitive environment, whether actual or perceived, that might lead you or others to think there is an adverse change? (ignore economic cycle – it is what it is).

As we’ve noted previously, the only constant thing about the competitive environment in our industry is that it has been under constant change since the days when people moved things around with camel caravans.

Whether or not it was an adverse change was determined by the decisions and strategic directions that were taken. To some, it was adverse…and terminal, to others it was an opportunity. We like to think that we thrive on competition and, by embracing that philosophy, we are able to drive ourselves forward, always trying to be at or on our way to that next level of customer service. Adaptation to changing environments is key to survival. Andy Groves, the legendary CEO of Intel, years ago made the now famous statement “Only the paranoid survive.” We actually agree with that sentiment, but we rely on what we would call “healthy paranoia.” We don’t feel we’re any less “healthily paranoid” now than we were twenty-five years ago when we went public, or in 1981, when we initiated operations. So in that respect, nothing has changed.

As an aside, we would comment that we don’t believe that one should ignore economic cycles when analyzing changes in the competitive landscape. While the position of the industry in this current economic cycle may be “what it is,” “what it is” has always had an impact on both “what’s to come” and “who will be around” to see “it” when “it” shows up.

As an example, one of the points that was brought up in one of our recent internal management meetings was the universal experience, now more than ever before, that we seem to be hearing from our customers about the importance financial viability plays into the selection of their supply chain service providers. With just less than $1 billion dollars in cash, and just more than $1 billion in working capital, ongoing profitable operating results and very strong cash flow, which validates the strength of our profits rather than attempting to compensate for a lack thereof, we remain, as we’ve said, very comfortable with our position, both financially and competitively.

We would also be remiss if we didn’t point out that we continue to believe passionately in what has become an absolutely inviolate principle of our success. That principle is that the long-term value of Expeditors is a function of the customer service potential provided to our customers by our most valuable asset, the amalgamated intellectual capital that is our people. With that principle in mind, we chose, as we usually do, “the road less traveled on”— and did not follow the layoff route that seemed to be embraced by so many others. Certainly we could have done so, and would have made more money, in the short-term, but at the expense of our principle for long-term value creation. To us, that choice was not dissimilar to someone who liquidated their stock portfolio last February thinking that was the “safe” thing to do and perhaps it was for them...but in doing so, they “institutionalized” what was a temporary loss and missed out on the 50% rise in equities that has occurred in the last twelve months. Our strategies have been focused not on “getting us through the [r word],” but in making sure that the “[r-word] doesn’t get through us.”

20. Of the capacity reduction by providers of air cargo capacity – how much is cyclical versus potentially structural?

At this stage, given the convergence of a number of rather significant economic factors, most of them bad, any effort to quantify the difference between seasonal and structural reductions would be more or less moot. Today, many carriers are challenged by aging fleets, dogged by record financial losses, struggling under mountains of debt and are flummoxed about what to do about the real uncertainty over what fuel costs in the near and long-term future will be. New, more fuel efficient aircraft are available to be cycled into use, but gut-wrenching decisions concerning financing, assuming that financing is even available, and asset recycling and deployment still have to be made. The issue of how to dispose of the older planes in a way that they are not allowed back into the market to increase idle capacity, thereby lowering rates, should not be overlooked when considering the recycling equation.

21. Cost comparison – while fully acknowledging the mode/carrier agnostic advantage of Expeditors versus an asset based fulfillment provider (read: XXX, XXX) – does an asset based provider have a COST advantage, irrespective of whether they would actually pass it on to the customer?

Let’s start clarifying the “agnostic advantage” comment. We are not sure we have an “agnostic advantage” in the sense you’re stating it. To us, that would imply that we are somewhat ambivalent about which carriers we use to move our customers’ freight. We actually are very careful about which carriers we use for specific services on specific lanes. The carrier selection process utilizes the confidence and the experience that comes through dealing with our airline partners for years. It also comes from our proven belief that our combined model extends flexibility to our customers that cannot be replicated in an asset-based environment.

From a cost standpoint, we don’t think that we are best suited to estimate what the asset-based carriers’ advantages are. We certainly have different cost structures and different ways of looking at the world. Pure asset-based providers have limited, defined capacity…of the combined capacity of their assets. This puts a tremendous focus on the necessity of carrying high yielding freight in order to maximize profitability. While it is true that some of the asset-based providers have some non-asset based capability, even in those instances, their focus is typically on “feeding” their own assets first. The one thing about owning assets is that you have to own a lot of them to be able to create operating efficiencies…and you then have to be able to concentrate enough freight on one flight or on one sailing to leverage those efficiencies. Cavernous, non-maximized cargo-holds have proven very effective in conjuring up feelings of insecurity, particularly when located in or on a $100+ million dollar asset financed by debt or long-term lease obligations. These insecurities can be reflected in pricing in slow times that puts more emphasis on cash flow than it does on profitability. Most asset-based providers, in slow markets, will discount, and sometimes discount severely, in the face of running empty assets, be it in a cargo or a passenger scenario. They can only do so, however, for a short period of time before they run the risk of creating a pricing “downdraft” that can suck the economic potential out of the market. The problem of course being, that empirically, in pursuing a discounting strategy, the laws of physics, as they apply to the movement of freight rates, has shown that gravity tends to pull much harder when you need to raise rates then it does when you need to lower them. Accordingly, the freight rates that a single revenue source asset-based provider may offer up when trying to fill empty cargo holds in order to keep planes aloft or ships afloat, are not typically sustainable, neither to the provider nor to the customer. While a customer may exploit those situations in the short-term, the dynamics of having to provide services at a loss constantly places the service aspect in jeopardy. It isn’t rational that providers will bleed losses permanently. As a consequence, the machinations that can occur as providers try to minimize losses are reflected in service standards. We all learned TANSTAAFL (There Ain’t No Such Thing As A Free Lunch) in Econ 101. The freight equivalent to TANSTAAFL would be TANSTAFSAALWIS (There Ain’t No Such Thing As Freight Sold At A Loss With Impeccable Service). Ultimately service is important, and the cost of poor service (missed sales, stock-outs, “rush” orders), is an opportunity cost which is only quantifiable when you’ve had some kind of experience that places a real and quantifiable value on the loss and reinforces that old definition of “experience” as being “what you got when you didn’t get what you wanted.” And that is about all we think we need to say about that.

In contrast to asset-based carriers with fixed capacity, our capacity is really the degree to which taking on extra business requires us to add new people, in the short-term, or even move to new office space in the long-term. While the asset-based carriers might only have one way to get to some far distant point on the globe, we have multiple ways. As long as we don’t have to add people (and that is certainly the case in this environment) any revenue we generate is marginal revenue and additive to our operating income. It’s a classic marginal revenue/marginal cost play. There is now winnowing of freight needed to maximize yield. When you have idle capacity, as we now enjoy to a certain degree, you can take on a lot of business that may not be as high yielding as you are accustomed to and you can still have profits increase.

22. If the asset based guys you compete with go after air cargo and freight forwarding harder than in the past, what levers do you have to “punch them in the nose” and make it more difficult? (I accept you know more about the biz then they do, but big, heavy competitors also have a way of complicating your life).

We’re not sure we’d say we know more about the business than do the competitors you refer to as “asset based guys” and whom we’d refer to as asset-based integrators. They certainly know more about their particular business, owning and operating aircraft, than we do. That said, we think that we know more about our business, which involves utilizing our intellectual and human capital to co-ordinate assets owned by others, be they customer assets or service provider assets. Our co-ordination of these assets allows us to create flexible and transparent solutions around our individual customers’ needs and requirements.

Asset-based integrators (with their extensive and intensive capital investments), require mass quantities of very high-yield freight to maximize their profit potential. Hence the superb job they do with the $12 envelopes and small-package business. When times are good, they would understandably rather have their small packages and courier of express envelopes yielding the equivalent of $40-50 per kilo (for airfreight) than the $2 or $3 per kilo that is the going rate for the kind of heavy freight we focus on. When global economics weaken, and people scale back on online purchases and business transactions (the bane of the $12 envelope or $25 small package that yields $50 per kilo), the asset-based integrators have historically ventured into the lower yield heavy freight environment. (They do this following the rationale of “some is better than none”). When “cash flow” for debt service supports profit maximization as the organization’s primary tactical focus, particularly in a “down” economy, the rationale of “some is better than none” usually wins out.

Asset-based integrators must work with customers to have the customers work within a system that requires asset maximization. That happens only by moving that critical mass of the highest margin freight available, utilizing as few assets as possible, among the most concentrated trade lanes on the map. That necessitates some kind of a fixed schedule.

Non-asset based integrators, such as Expeditors, must use the intellectual capital of their information systems, as well as the human capital provided by their people, to create “customized” solutions for each customer’s needs and requirements. Our solutions can be built around customer requirements through developing a network where we combine the very best asset capability for the circumstance dictated by our customers’ unique requirements.

23. EU/DOJ investigation – is this all fuel surcharged based, from what you can ascertain, or deeper? Have you heard anything at all, beyond the February 2009 request for more documents, that could give some idea of potential time frame? At the very least, can you ascertain that this is being driven harder by the EU, DOJ, or ambulance chasers?

The DOJ and EC are confidential investigations so we are very much limited on what can be said. The DOJ investigation is a grand jury investigation which by its nature does not allow in-depth discussion of the matters being investigated beyond what the grand jury chooses to make public. By the same token, the European Commission investigation is conducted as a private administrative proceeding and divulging information to parties not involved in the proceedings is strictly prohibited. The appropriate “Legal Proceedings” sections within our 10-K and 10-Q filings say as much as we can about these particular investigations.

As we understand the EC proceeding, we have eight weeks to respond to the allegations and then we will wait for the EC to consider our response. The DOJ has no set schedule so we have no idea what the timetable surrounding closure on this investigation will be. We know that everyone is anxious to have further information on this. Please rest assured that we’d be happy to inform people just as soon as we’d be allowed to do so.

One very large integrator has gone on the record saying that they expect to receive amnesty for any fines or penalties. This particular integrator has also announced that any impact on customer pricing from their part in this behavior was “minimal.”

If the pricing impact to customers was minimal on the part of this large integrator, it must be absolutely infinitesimal to the rest of us since we’re all so much smaller. We will defend ourselves vigorously, as we noted in our press release announcing our having been named in the SO.

We can’t even comment on the “ambulance chaser” part of the question. Civil suits are just what happens in these situations. The fact is that all three of these proceedings are driven by different “drivers” and each has to be addressed in separate order.

24. I would like to understand better your current geographic growth strategy/priorities and how that relates to your forecasted capex plans. Are American companies your main client base that you grow with around the world? What % of your revenues is from American companies? What has been the trend in developing foreign customers? How much of your total revenues (gross or net) is Intra Asia?

Additionally, please help me understand the company’s main approach to opening new locations. I notice that you have former agent locations that become full-service locations. You also have satellite locations.

These are two unrelated questions. Historically, we have been very consistent about making the point that capital is not the big growth driver of our business. Our geographic growth strategies and priorities have very little to do with capital expenditures and very much to do with being able to hire and train the right kind of talented individual who will ensure that, whichever country we open in, the Expeditors’ culture of “You’d be surprised how far we’ll go for you” customer service will be delivered by competently trained and motivated Expeditors employees.

From an internal development standpoint, it is usual for us to open satellite offices and sales offices to cover “sub-areas” of independent branches. These are dependent branches, if you will, being part of a larger independent branch (having its own P&L). At some point in time, if need requires, a sales office (so designated because only sales personnel are present), can be upgraded to satellite status upon the addition of operational staff. As a satellite office becomes larger and more successful, there is a natural tendency to establish a full service office, with its own P&L.

From a geographic deployment perspective, we will continue to bolster our strength in both China and also in India. Russia is a market where we are currently served by a very good agent. This has worked for us so far, but we are currently reviewing our options in Russia in light of the increased opportunities provided by our customers seeking to do business in Russia.

25. With the premise that there is a large trade imbalance between the East and the West, specifically China and the U.S.:

We want to preface our series of responses associated with this question with the statement that reinforces, again, that we are not economists (we are much too busy wrestling with reality to assume away the challenges that we grapple with every day) and we are certainly not politicians (we tend to call things the way we see them…when asked, of course). So we’re not sure how much of what we observe would actually be interesting to an outside party. Accordingly, we don’t mind sharing our opinions; we just don’t want someone to actually think that these responses represent anything more than our opinions.

a. Have the risks to your (and your competitors’) business results increased proportionately with the imbalance?

We may be naive, but we don’t particularly see the risks of imbalance as being something that is a particular threat right now. An imbalance in one market creates opportunities in other markets. As long as we have full service capability in those offices where the opportunities exist, we think we’ll do fine.

b. How will the inevitable rebalance of trade affect your results and business model?

A “rebalance” of trade implies that there will be trade. As long as there is trade, there will be a need to deploy assets though the supply chain. To us, that means that, while we may have to work harder for our results, as long as we don’t change our proven business model, we will be able to find ways to make money.

c. With respect to your business, can anything positive come from any sort of rebalance?

Since we don’t see the “rebalance” as a threat, we would think that most of what will happen has positive potential.

d. Is current news regarding trade protectionism, in your opinion, a serious threat to your business or is it just “making headlines”?

Trade protectionism, to paraphrase Winston Churchill, “may be a good starter, but it is a bad stayer.” The world today has become much smaller by the emergence and deployment of technology, relative to ten years ago. Trying to “un-ring a bell” is futile. All one needs to do is to look at how the money from the government’s “Cash for Clunkers” program was spent. Even more interesting is the observation that foreign-owned companies producing cars in the United States often have a higher domestic content than do the cars being produced by the American publicly-owned and, yes, even the American government-owned, car manufacturers. In this day and age, what is foreign and what is domestic and who gets hurt and who benefits is not particularly easy to determine.

e. Are you concerned that artificially depressed currencies from net-creditor nations are acting in similar bad faith as “Smoot-Hawley?”

Very well written question—and thought provoking as well.

Short answer: no.

Long answer: we see a distinct difference between a country “managing” its currency exchange rates to stimulate exports as opposed to the purpose of Smoot-Hawley, which was to protect the American market from outside competition by limiting imports through higher tariffs. The former encourages efficiency while the latter subsidizes inefficiency. If one looks at China, for example, (the nation we believe is being alluded to in your question) the presumption would be that the Chinese, by keeping their currency low (undervalued), are undercutting competition in the U.S. market place. That would mean that they are gratuitously “giving” something to us. That probably isn’t the case because it flies in the face of economic reason. It might well be that the relative exchange rate used by China optimizes their production efficiencies by allowing more production and sales of goods than might otherwise be sold. Recent figures released in China show that their imports are rising at nearly 3-4 times the rate of growth as China’s exports. These figures certainly imply that, from a domestic perspective, the Yuan is not undervalued and that China is not trading in “bad faith”…they are just doing what is in their best interest, and by doing so, are encouraging us to more closely examine and identify the areas where we have a technologically competitive advantage to manufacture the kinds of goods that China will be inclined to purchase. We can’t force them, after all, to buy things they don’t want or need. But we digress.

In contrast, a policy of permanent higher tariffs creates a situation where everyone loses in the long term, or even in the shorter term. People in developing economies lose their jobs and consumers in the more developed, importing economies pay higher costs. There is job loss in the importing economies and those who sell and service the imported goods are affected by the reduction in sales.

Those domestic businesses that are producing the protected goods have their inefficiency subsidized and institutionalized, which becomes a bigger problem. In the short-term, domestic producers keep their jobs, but in the mid to long run, an inability to compete in a world market creates companies that are bolstered up based upon principles of “false economies.” When the truth finally catches up with the perpetuated fiction, the trauma of the sudden reckoning that transpires is more damaging in its sudden severity than would have been experienced had there been the kind of ongoing, immediate feedback that comes from a market that is allowed to operate without artificial restraints.

A very timely example of just what can happen when a “protected” economy comes face-to-face with market realities can be seen from the experiences of the Russian people when the former Soviet Union repudiated communism and embraced a freer-market economy. The tremors from that collapse are still being felt in some quarters of Russia today, nearly 20 years later. While some will point at the tremendous potential that exists in Russia and take note of the progress that has been made in that country, you also need to look at the tremendous price paid by the Russian people during that time to realize just how much more efficient things would have been if, for the previous 70 years, the Russian people had been active participants in the ebbs-and-flows of the world economy swirling around them.

f. In Management’s opinion, are there any obvious and/or practical policy solutions to facilitate a more balanced trade environment?

We’ve certainly moved way up in the batting order for us to answer these questions, not being economists and all. At the end of the day, the more we see from government’s recent efforts to “merge” the U.S. economy as a whole, the more we are certain that trying to come up with a set of practical policy solutions is futile. In order to balance out the trade deficit, it would seem to us that the United States will need to export more than it imports. Our government does virtually nothing to encourage U.S. companies to develop markets overseas…particularly in the developing companies where infrastructure products that they can finally afford provide a market where U.S. companies can actually compete. Right now, U.S. companies as a whole, are very reticent of competing in overseas markets. Tax breaks on profits from goods made in the U.S. and exported overseas might be a way to take some of that fear away. However, using tax incentives doesn’t seem very much in vogue these days. Somebody might make more money than someone else and that might not be fair.

As long as Americans are willing to consume more than they build, nothing is going to impact trade imbalance. Until we make the kinds of things the Chinese can’t make for themselves, the trade imbalance is likely to continue.

26. I was surprised at the decline in salaries and related costs. Is that because of bonuses that would not be paid because of the decline in revenues? Or is that because of a decline in headcount because of attrition? What would account for such a large decline?

Both, one (bonuses) more than the other.

We are, as we have said for years, a culture driven by accomplishment. The lion share of branch and corporate management’s compensation comes from incentive bonuses paid on operating income (as opposed to revenue). Since so much (approximately 35%) of our compensation is based on operating income, the fact the operating income is down that far means that associated bonuses are down as well. This is as it should be. If operating income goes backwards, there should be a commensurate impact on bonuses…and the path is clear for getting those bonuses back.

27. Can you please provide us with the year-to-year percent changes in ocean freight container counts and air freight tonnage for each month in third quarter 2009 and fourth quarter 2009? (This is a statistic that has been given in prior 8Ks and helps with our modeling efforts.)

	Changes in year-over-year volumes
	Ocean freight container count	Airfreight tonnage
July	(19)%	(7)%
August	(19)%	(8)%
September	(17)%	(4)%
October	(15)%	3%
November	(2)%	12%
December	4%	36%

January 2010 ocean freight container counts were up 5% over January 2009. January 2010 airfreight tonnage was up 42% compared with January 2009. As of this date, February volume numbers are not finalized.

28. Please comment on the new “10+2” rules. Do you view the implementation of these new regulations as an opportunity for Expeditors to gain share in the Customs Brokerage business? Will less sophisticated forwarders have a difficult time dealing with the new requirements? Is this an opportunity to improve gross margins in the Customs Brokerage business, or will it dilute margins because of incremental costs involved in 10+2 compliance?

The new “10 +2” rules require U.S. importers to file 10+ critical data elements for verification and review by CBP on their inbound ocean shipments to the U.S., prior to loading of the vessel at origin. These filings are also called Importer Security Filings or (for those who thrive on tautological acronyms) “ISF.”

ISFs do not have to be filed by a customs broker, and can, of course, be filed by the consolidator, the forwarder, or the broker; the importer can also self-file. However, the complexity with “ISF” is that some data is better known by the shipper/seller, and some is under control of the importer. Our place in the transportation cycle, coupled with our technological capabilities, puts us in a position where, from both a commercial and compliance perspective, we are in a strong position to either file the ISF or enable it.

Most of the costs of developing this capability have already been incurred. There will be tweaks and modifications as CBP refines requirements, and new procedures and ways to make the filings more efficient are discovered. Other than the software development costs, which are substantially completed, there are no real intense incremental costs, other than one-time setup costs that would dilute the operating margins for the fees we earn for doing these filings.

29. According to an 8K filed by Expeditors on Feb 11, the company and its Hong Kong subsidiary received a Statement of Objections (“SO”) from the European Commission alleging possible anti-competitive behavior. Specific to Expeditors, the allegations in the SO are limited to the period from August 2005 to June 2006 and only concern airfreight trade lanes between South China/Hong Kong and the European Economic Area. What percent of your air freight business does this trade lane represent? Do you have an estimate of the expected quarterly legal and other costs related to your defense in this matter? In the 8K, you said that, “should Expeditors be found to have committed an infringement against European Union anti-competition laws, it may result in material fines and penalties.” Can you help us better quantify the potential risk associated with this probe, given that it affects a finite time period and one specific trade lane?

We don’t have an estimate of what the legal fees are, but we did a lot of the related work for what we are doing now when we initially received the RFI back in June of 2008. We really have no ability to quantify what our potential exposure could be. These were obviously not our largest global lanes, but nothing is trivial when you’re involved in this kind of a proceeding and we wouldn’t want someone to think that it was. The proceeding in the European Commission is confidential and unfortunately we are not, at this time, able to say much more than we have already said.

30. With the fourth quarter in the books, Expeditors has now endured three consecutive quarters of pretty severe compression in the net revenue margin. Do you expect net revenue margin to continue shrinking at this pace, or are we getting to a point where you can pass on the higher air and ocean freight rates to your shipper customers? Is it reasonable to forecast that net revenue margins in the air and ocean business will settle out in the 20% range? Or will continued escalation in freight rates press margins to new lows relative to your historical levels?

We have to admit that we were a little mystified by this question. When we look at the three consecutive quarters you reference, we have to point out that Net Revenue margins were at their all time highs and while yes, they have compressed, they are not far off what was historically relevant margin. Certainly in airfreight, quarters of net revenue compression follow a very strong rise in the net revenue margin as occurred during the last part of 2008 and 2009. This was in reaction to the spot market that was so strong at that time. It was a buyers market in every true sense of the word. Our net revenue margins expanded as a result of the marketplace, but, of course, as carriers removed capacity and demand increased towards a peak season, the net revenue margin predictably tightened. But in historical context, we’re at what we think are very strong levels…and we’re not concerned.

As far as predicting net revenue margins, we can’t and we don’t. Maintaining some semblance of unitary profitability is much more important to us than maintaining margins. Margins in and of themselves, mean nothing.

31. In an old 8K from 2000 and then in 2005 (8/17/05 question #2) you provided an excellent breakdown of net revenue export and imports by region. Could you provide an updated snapshot for 2010?

Sure, these are rounded estimates. We’ve included 2005 figures we estimated for comparison purposes.

	2010		2005
	Exports	Imports	Exports	Imports
North America	25%	75%	30%	70%
Asia	70%	30%	65%	35%
Europe and Africa	35%	65%	40%	60%
Middle East and Indian Sub-continent	25%	75%	30%	70%
South Pacific	10%	90%	20%	80%
Latin America	15%	85%	25%	75%

32. In both air and ocean, what was your gross profit per unit contraction in the quarter in fourth quarter, how did that trend through fourth quarter and into January and February? Relative to the range of gross profit per unit over the past eight years, where does the airfreight gross profit /kilo fall? …ocean freight gross profit/TEU fall?

Air freight unit profitability, on a global basis, remained pretty much steady during the fourth quarter of 2009 and compared with where we stood at the end of the third quarter, despite some very difficult times during the interim where we had to absorb some tremendous price increases during the short term. By the end of the quarter, we were pretty much back to where we started on a unitary profitability basis, but yields were somewhat depressed because unitary costs per kilo went up 27% while unitary revenue per kilo only went up 22%.

From a relative standpoint of what we’ve typically yielded off our freight products, we are just a little bit under (2-3%) what we typically like to see in global ocean freight yield.

Ocean freight unitary profitability actually fell 4% during the fourth quarter as unitary costs rose 12% compared to only a 9% rise in unitary revenues.

From a historical perspective, our unitary net revenue amounts, for both ocean and air, are not really out of line from what we have experienced. We just need more freight.

33. Europe’s profit margins improved meaningfully from previous 2009 levels and were above quarterly levels of the last several years. What was the primary driver of the profitability improvement in the region?

Net revenue margins in Europe were roughly the same as they were in the fourth quarter 2008. Europe and the Middle East have been focusing on improving their productivity, and that was a factor. Having some respectable volumes show up, something we’d struggled with all year, obviously helped as well.

34. What was the breakdown of airfreight capacity between passenger/scheduled cargo/charter cargo in the fourth quarter? How does that compare to fourth quarter 2008 and fourth quarter 2007 mix?

Probably about 65% passenger versus dedicated charter/charter. Expeditors does not currently track its global airline production by type of aircraft utilized. We do however contract for large blocks of capacity on select trade lane flows as needed and dictated by our customers, and we are able to understand some passenger/cargo aircraft ratios on these major lanes. Overall, we estimate our global makeup to be about 60/40 passenger lift to all-cargo lift. Pure customer charter projects typically account for about 1% of our activity.

What is important to understand is that Expeditors’ lift needs from Asia to the Americas, Europe and India, for example, require us to purchase more freighter lift versus passenger lift, an approximate 70/30 ratio. The exact opposite ratio (70/30 passenger vs. freighter) would be indicative for the same flows from the Americas and Europe to the aforementioned regions as destinations.

2009 was a year where many freighters were parked in the desert due to the economic downturn. Widebody passenger aircraft purchases in the past 5 years have been substantial, with the newer models being able to carry more cargo than ever before. For example, a passenger 777 aircraft can carry up to 30 tons of long haul cargo. We believe the ratios have trended more positively towards passenger aircraft versus freighters for the last few years.

35. When thinking about the peaks and troughs of the yield cycle for air and ocean yields, are there structural changes internal to Expeditors compared to the early 2000s that would make the yield cycle trough at higher/lower levels? For example, is Expeditors a better buyer of transportation than it was in the early 2000s? Or is the book of airfreight/ocean business differently diversified today than it was in the early 2000s? How does the fact that Expeditors is more than twice as large today as it was in the early 2000s impact the yield performance through a cycle?

Being larger now than we were then, we are able to buy at a larger scale with many carriers and this is a business that rewards large scale purchasing. So, in that aspect, yes, the structure has been somewhat changed. We don’t think that the change in structure is responsible for the tour we all took on “Mr. Toad’s Wild Ride” this year as we experienced an unprecedented “yield cycle” (as you call it).

We also think that in general yields are probably overanalyzed based on what inference can be made about the business, particularly during the last couple of years. Being bigger does give us better buy rates (on a relative basis). That also can be leveraged across all of our small and medium-sized accounts. So, we are probably marginally more profitable because of our size in 2009 than we were in 1999. How much so is really impossible to calculate because of the dynamic issues that play out uniquely each year. One other factor to consider is that we are also selling to and servicing larger accounts in 2009 than we did in the late 1990’s and early 2000’s. Larger accounts have different needs, and typically have lower yields but higher volumes. To that extent, we are probably more diversified by size of customers, as opposed to the commodities that we ship, compared to a decade ago.

36. Back in 2003 you commented that your employee turnover rate was 24% overall, with 33% for <2yrs and 22% for 2-5 years. How do those turnover rates compare to your 2010 experience?

The most current statistics indicate that in 2009, our overall turnover rate was 12.6%. Turnover for people here less than 1 year was 19.4% and for years 2-5 the turnover rate was 14.7%.

37. What are management’s expectations for 2010 capex?

Per our recently-filed 10-K, approximately $90 million.

38. What are management’s expectations for branch office openings during 2010?

We really haven’t set any. We have several areas that we have interest in, but at this stage we are in an “opportunity” mode, as opposed to a planned mode.

39. What are Expeditors expectations for air and ocean freight purchased transportation costs going forward? Does Expeditors anticipate continued price increases by air and ocean carriers or will these price increases level off as supply/demand becomes more balanced? Have air and ocean capacity providers started to introduce more capacity into the market given a pickup in volumes? Or have air and ocean capacity providers kept capacity levels relatively unchanged in first quarter 2010?

Pricing is a function of capacity and freight volumes and underlying fuel costs. Capacity is being very effectively managed by both the ocean and air carriers in their attempt to raise rates. The impact of this capacity management combined with a resurgence in demand drove pricing up markedly during the fourth quarter and in the run-up to Chinese New Year in January 2010. Re-introductions of capacity have been on a very flexible basis with charter operators picking up much of the expansion as opposed to scheduled carriers placing more assets in service. There remains a great deal of unrequited uncertainty. Until that uncertainty goes away, we don’t think we’ll see whole-scale asset re-introductions. It also is not easy to re-introduce assets…it’s rather expensive. When you’ve parked a plane in the desert for a while, you can’t just go down, turn a key and fire it up. There are a lot of inspections, improvements and maintenance steps that need to take place. It’s not particularly cheap to “park a plane”. It’s undoubtedly more expensive to put one back in service, particularly if it’s been parked for any period of time.

40. Customs brokerage revenue outperformed both air and ocean freight products throughout all of 2009. Historically customs brokerage revenue growth tracked closely with combined air and ocean revenue. What has enabled customs brokerage revenue to outperform on a relative basis during 2009? Has something changed fundamentally where customs brokerage revenue growth will deviate meaningfully from air and ocean freight revenue growth rates going forward?

Airfreight volumes, both in shipment counts, and tonnage were up significantly during the fourth quarter of 2009 as compared with the same period in 2008. Airfreight costs were up significantly and yields were down so in addition to lower volumes, 2009 net revenues were also down by unitary profitability. The amounts of shipments were up significantly (13%). Although airfreight shipments and tonnage grew in the fourth quarter, unitary profitability decreased because airfreight costs increased (and yields decreased). Brokerage fees, however, remained fairly stable, and entries grew commensurate with shipment growth.

41. Expeditors reported $367K of other income during fourth quarter 2009 which is down from quarters past. What drives the other income line and what should we approximate for other income on a quarterly basis going forward?

This line item includes a number of items, none of which were very interesting nor were they material; hence the title “Other, net.” The primary item, since you asked the questions, is foreign exchange gains and loses, which by its nature is unpredictable.

42. Can Expeditors provide more color on the current status of the European Commission’s (EC) statement of objection filed with the company (and the majority of other international freight forwarders) alleging potentially anti competitive pricing practices on airfreight forwarding products? Is this a new complaint filed with Expeditors and other freight forwarders or is this related to the original investigation initiated by the DOJ / EU during 2007? Further, if this is a new investigation does this mean incremental legal fees for Expeditor to comply with the investigation and roughly how much could these fees total? Finally, what is stopping government regulators from launching investigations into capacity provider / freight forwarding pricing practices every year – these actions seem to be somewhat excessive given rigorous investigations in years past.

We’ve answered much of this question as part of our responses to questions 23 and 30. The Statement of Objections (SO) is the next step in the EC’s investigation. We were initially asked to provide certain information back in June of 2008 by way of what the European Commission calls a Request for Information (RFI). We complied with their request in the RFI. In February 2010, the EC included Expeditors in their Statement of Objections for the Asia/Europe lane for the 2005-2006 peak season.

Legal fees will rise, but as we mentioned previously, much of the foundational work required to respond to the SO was gathered as part of responding to the initial RFI. So, we don’t know how much we will need to actually spend preparing our formal response to the SO. Based on the nature of the EC procedure, this current iteration of activity must be completed in eight weeks. Since time is money, there is a natural limit on how much we can spend on this. We have great legal counsel and they work very efficiently, so in that sense, we don’t believe we will spend a great deal.

Theoretically there is nothing that stops a government regulator from launching another investigation. Since this entire inquiry began, we’ve been educating our staff, as we understand so have the other major forwarders, and we are hopeful that there wouldn’t and shouldn’t be anything to investigate.

43. Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the fourth quarter? Were there any particular end-markets that showed areas of strength/weakness during the quarter?

We’ve already noted what happened in December (4% rise in ocean freight containers and 36% increase in airfreight tonnage). For the fourth quarter, airfreight tonnage was up 16%. Pricing was another matter. Carriers aggressively raised rates…and our November P&L results reflected the fact that we had to absorb these increases for some time period. Revenue per kilo went up 22% while costs per kilo rose 27%.

Generally, mass retail was strong, as were the tech sectors, particularly retail tech.

44. How would you characterize the relationship between demand and supply currently for both air and ocean freight? How did that benefit air and ocean gross profit margins during the quarter?

More demand than supply in both ocean and air markets. The carriers are making certain to err more on the side of not being able to fly it or sail it, than they are to be able to fly it or sail it on a half-full plane or ship.

We think we’ve discussed the margin impacts fairly extensively at this point.

45. Have you heard any feedback from your customers regarding their inventory expectations? Are inventory levels still very low?

Inventories reached very low levels. In this economy, many customers did an exemplary job in using different shipping options available to them in order to have inventory keep pace with customer demand. Our impression would lead us to believe that inventory levels, as a general statement, are starting to increase, but customers are being very deliberate in inventory stocking decisions.

46. Please provide some color on fourth quarter net revenue growth and operating profit margin dynamics on each of your three key regions (Far East, U.S., and Europe)?

In looking at this closely, we don’t see a lot of different colors that can’t be explained by changes in volumes relative to capacity constraints imposed by carriers looking to increase rates to recoup savage losses experienced over the last two years. We were down year-over-year on the top line revenue, net revenue and operating income, but freight volumes in the market were also down. The raise in rates usually experienced during the fourth quarter, was particularly affected in the fourth quarter of 2009 by capacity constraints and sequential volume increases (from the third quarter) that pushed buy rates up very rapidly. In reaction, we attempted to raise our sell rates to our customers…and on average were successful, but not without a lot of “blood, sweat, toil and tears.” The same dynamics seemed to be played out in each market you mention. Carrier financial condition (or more actually, a lack thereof) caused bold moves that had to be taken to increase rates…out of necessity for the steamship lines and airlines.

47. Could you please describe what opportunities Expeditors’ is seeing across the various freight lanes (e.g., intra-Asia, Asia-Europe, Asia-U.S.) in the current environment?

Intra-Asia has actually been pretty strong and we’ve done well on the Asia to Latin America lanes. Asia-Europe remains relatively weaker and Asia-US is starting to strengthen somewhat, but from a very weak base.

48. Have some relationships come back to Expeditors during the fourth quarter when some other providers who might have promised lower rates did not deliver?

Just like always during a peak season, and often such opportunities don’t stick once the immediate crisis has passed. Sometimes though, they do stick, and that’s why we will always try to help former customers out who might be having trouble moving their inventory during tight shipping cycles.

49. How is Expeditors progressing in some of the newer verticals (e.g., aerospace, oil and gas)?

Fine. We’re gaining new customers and we continue to build our internal teams and expertise to manage this business in different parts of the world.

50. Why did rent expense increase from third to fourth quarter? Is that likely to be the new run rate going forward?

We had expansions for new larger facilities in Singapore, Sydney and Frankfurt. Foreign currency also accounts for a portion of this change. We’d expect this number to remain fairly stable for the foreseeable future, but we really aren’t projecting any impacts that foreign exchange might have on these figures since we’re really not comfortable projecting foreign exchange.

51. Now with a lot of excess cash on the balance sheet, what are the priorities for uses of cash?

We’ve mentioned that our priorities are always: (1) Invest in the business; (2) pay dividends; and (3) buyback stock, first to keep share count flat, and then, in propitious buying opportunities commit treasury funds to retire stock. We’ll continue to do this.

We suppose we could buy gold, but the Canadian Winter Olympics team seems to have cornered the gold market…at least for the near future!

52. We have noticed several Form 4’s of members of senior management selling stock. Should this concern us?

For the most part, what you are seeing is members of senior management exercising stock options that are due to expire on the fourth of May 2010 (i.e. they are nearly ten years old). Given that a quiet period” will begin on the fifteenth of March, 2010, there is a small window for these options to be exercised. This means that after the shares are exercised (i.e. Expeditors receives money equal to the exercise price), the person’s broker may sell their shares on the open market, and, from proceeds of the sale, pay the taxes due on any gain. These nearly 10-year old options that will soon be expiring have a strike price of $9.48. The stock price at the date of this writing was $36.13. That means for every share option, there is $26.65 of gain, also known as compensation in the parlance of the newly-codified accounting pronouncement FASB ASC Topic 718 which is the accounting pronouncement formerly known as FASB 123R. There is also a tax liability due on this compensation at this price of $9.73 ($9.33 (assuming a 35% tax rate) plus the Medicare tax of $.39 and in some cases, state taxes and let’s not forget the complexities of Alternative Minimum Tax (AMT) should one step in that punji pit. Even if one were to buy the options and pay the $9.48 per share to do so, they still owe tax. Based on the size of the tax liabilities, that is an awful lot of cash for someone to cough up at any one point in time given the stock split history of our stock. With tax rates in the U.S. expected to go up, it’s not surprising that many insiders, not just here, but throughout the United States, will opt to exercise these options. Yes, nice problem to have, but given the cash flow requirements on the stock option exercises, we don’t think that people exercising stock options that will expire and keeping the profits ought to be viewed in the same light as someone liquidating their equity positions that they may have accumulated over time.

There is one irony we once again feel compelled to point out here. Many years ago now, the FASB, backed by nearly everyone who counts on this issue, and many who don’t, issued definitive guidance by way of SFAS 123R that stock options were in fact compensation and therefore required that a fair value amount for those options be calculated using the Black-Scholes model and expensed through the grantor’s income statement, amortizing the fair value of that award over the vesting period of the stock option.

Given that stock options are now, by universal acclimation, compensation, when a member of management exercises a stock option and realizes that compensation, particularly in lieu of the alternative (the option expires and becomes worthless) why then should that compensation transaction be scrutinized as if it is an investment?

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 10, 2010	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

March 10, 2010	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer